UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________ Form 8-K ________________
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2025
EASTMAN KODAK COMPANY (Exact name of Registrant as specified in its charter)
NEW JERSEY (State or other jurisdiction of incorporation)	1-87 (Commission File Number)	16-0417150 (IRS Employer Identification No.)
343 State Street Rochester, NY 14650 (Address of principal executive offices with zip code)
(800) 356-3259 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	KODK	New York Stock Exchange

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On January 21, 2025, the Board of Directors of Eastman Kodak Company (the “Company”) approved the termination of the Kodak Retirement Income Plan (“KRIP”), effective March 31, 2025, and no further benefits were accrued under KRIP following this date.

On October 14, 2025, the Company and State Street Global Advisors Trust Company, as independent fiduciary of KRIP, entered into a Commitment Agreement (the “Agreement”) with Metropolitan Tower Life Insurance Company (the “Insurer”) under which the Company will purchase a nonparticipating single premium group annuity contract (the “Annuity Contract”) from the Insurer to facilitate the transfer to the Insurer of approximately $1.8 billion of pension obligations. The Annuity Contract will be funded directly by the assets of KRIP, and the Company does not expect to make any cash contributions related to this transaction.

The Agreement contains closing conditions customary for a transaction of this nature. Assuming all closing conditions are satisfied, the transaction is expected to close on October 21, 2025 (the “Closing Date”) and will cover approximately 27,000 KRIP participants and beneficiaries (the “Transferred Participants”). Subject to certain conditions set forth in the Agreement, the Insurer will assume the obligation for retirement benefits of each Transferred Participant upon the Closing Date and all Transferred Participants will continue to receive their benefit payments from the current trustee until early 2026, at which time the Insurer will assume full responsibility for administrative and customer service support, including distribution of payments to the Transferred Participants.

Item 8.01 Other Events

Approximately 3,600 active and deferred vested participants elected to receive a lump-sum distribution of their vested retirement benefits in lieu of an annuity. On October 1, 2025, the Company settled approximately $76 million of pension obligations through lump-sum payments to deferred vested participants. The Company expects to settle approximately $157 million of pension obligations through lump-sum payments to active participants on or about November 1, 2025. Following the final lump sum payments, KRIP will transfer any remaining liabilities for any missing participants and the appropriate level of assets to the Pension Benefit Guaranty Corporation (“PBGC”) missing program, which is expected to occur in November 2025.

The lump-sum payments to KRIP participants and payment to the PBGC have been and will be funded directly from KRIP’s assets. Upon completion of the annuity transaction, the lump-sum payments to active participants and transfer of any remaining liabilities for any missing participants to the PBGC, all pension obligations under KRIP will be fully settled. The Company expects KRIP to distribute surplus assets to the Company and the Kodak Cash Balance Plan in December 2025.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTMAN KODAK COMPANY

By: /s/ David E. Bullwinkle

Name: David E. Bullwinkle

Title: Chief Financial Officer and Senior Vice President

Date: October 16, 2025